Exhibit 10.1

March 30, 2015

Michael D. Hershberger

4100 Misty Valley Drive

Middleton, Wisconsin 53562

Dear Mike,

We are conducting a search to fill the role of Chief Financial Officer of Health Insurance Innovations, Inc. (“HII”). As we discussed, you will be considered among the pool of potential candidates to fill this position.

During this period, I am pleased to offer you the position of interim Chief Financial Officer of HII on the terms and subject to the conditions contained in this letter and in the Amended and Restated Employment Agreement, dated as of November 13, 2013, by and between HII and you (your “Employment Agreement”).

The terms of this offer are as follows:

1.	Title. During the Interim Period (as defined below), your title will be interim Chief Financial Officer.

2.	Interim Period. The period during which you will hold the role of interim Chief Financial Officer will begin on the effective date of the resignation of HII’s current Chief Financial Officer and conclude on the date this position is filled on a permanent basis.

3.	Reporting; Duties and Powers. During the Interim Period, you will report directly to the Chief Executive Officer of HII, and will perform such duties and exercise such powers which the Chief Executive Officer and the Board of Directors of HII may assign to you from time to time in your capacity as interim Chief Financial Officer. Without limiting the generality of the foregoing, in your capacity as interim Chief Financial Officer, you will be designated as the “principal financial officer” and the “principal accounting officer” of the Company.

4.	Location. During the Interim Period, your duties will be performed primarily at HII’s home office in Tampa, Florida, subject to reasonable travel requirements on HII’s behalf.

5.	Salary. Effective March 30, 2015, your Salary (as defined in your Employment Agreement) will be increased to $29,166.67 per month (i.e., an annual rate of $350,000). At the conclusion of the Interim Period, your salary will revert to $20,833.33 per month (i.e., an annual rate of $250,000), unless you are appointed to the position of Chief Financial Officer.

6.	2015 Management Bonus Program: For calendar year 2015, you will be eligible to participate in HII’s management bonus program (“MBP”) in such amounts, on such terms and subject to such conditions as determined by the Compensation Committee of HII. For calendar year 2015, your target bonus under the MBP will be equal to $192,500; provided, that you will be paid a minimum bonus of $25,000 for calendar year 2015 no later than March 15, 2016 if you are employed by HII at such time.

7.	Retention Bonus. During the Interim Period, you will accrue $5,000 per month, pro-rated for any partial month at the beginning or end of the Interim Period (the aggregate of such amounts, the “Retention Bonus”). The Retention Bonus will be payable to you as follows:

a.	If the Interim Period is less than six (6) months, you will be paid as follows: (i) $50,000 if you are not appointed to the position of Chief Financial Officer of the Company, or (ii) the amount of the Retention Bonus accrued during the Interim Period if you are appointed to the position of Chief Financial Officer of HII. Such payment will be made to you in a lump sum following the end of the Interim Period in accordance with HII’s customary payroll practices.

b.

If the Interim Period is longer than six (6) months you will be paid (i) $30,000 at the end of the initial six (6) month period, and (ii) as applicable (A) for subsequent periods of less than six (6) months, the amount of the Retention Bonus accrued during such period or (B) $30,000 at the end of each subsequent six (6) month period; provided, that the minimum aggregate Retention Bonus for which you shall be eligible if you are not appointed to the position of Chief Financial Officer of HII will be at least $50,000. Such payments will be made to you in lump sums following the end of the applicable periods and at the end of the Interim Period in accordance with HII’s customary payroll practices.

Please note the following:

a.	If during the Interim Period your employment is terminated for Cause (as defined in your Employment Agreement) or you resign in the absence of a Good Reason Event (as defined in your Employment Agreement), you will forfeit any portion of the Retention Bonus which has been accrued, but not paid to you.

b.	If during the Interim Period you die, or your employment is terminated because you are Disabled (as defined in your Employment Agreement), your employment is terminated without Cause or you resign as a result of a Good Reason Event, you will be paid the amount of the Retention Bonus which has accrued, but not been paid to you; provided, that the amount of such payment shall not be less than an amount equal to $50,000 less the aggregate amount of Retention Bonuses previously paid to you. As a condition to HII’s obligations, if any, to make any such payment, you or your personal representative must execute, deliver to HII and not revoke a general release substantially in the form attached to your Employment Agreement as Exhibit A.

8.	Amendment to Employment Agreement – Salary Severance. Your Employment Agreement is amended as follows:

a.	in Section 2 of your Employment Agreement, the text “12 months” is replaced with the text “24 months”;

b.	in Section 4(b)(iii)(C) of your Employment Agreement, the text “one-twelfth” and “12 months” are replaced, respectively, with “one-twenty fourth” and “24 months”; and

c.	for the purposes of Section 2 and Section 4(b)(iii)(C) of your Employment Agreement, the term “Executive’s annual Salary hereunder (at the rate then in effect)” means, as applicable:

i.	your average annualized salary over the preceding six (6) month period, if your employment ends during the Interim Period; or

ii.	your Salary under your Employment Agreement at the rate then in effect, if your employment ends after the Interim Period.

9.	LTIP Awards. If you are employed by HII on the following dates, then on the terms and subject to the conditions of the Health Insurance Innovations, Inc. Long Term Incentive Plan (the “LTIP”) and the applicable grant document:

a.	you will be granted, on July 1, 2015, (i) 40,000 Class A Shares of HII (the “Restricted Shares”) and (ii) 30,000 Class A Share-settled stock appreciation rights (“SSARs”) with a strike price equal to the market closing price on July 1, 2015; and

b.	if you are appointed to the permanent role of Chief Financial Officer, on such date you will be granted (i) 33,333 Restricted Shares and (ii) 66,667 SSARs with a strike price equal to the market closing price on such date.

The foregoing grants will vest 25% on each of the first two anniversaries of the applicable grant date, and 50% on the third anniversary of the applicable grant date. Unvested Restricted Shares and unvested or unexercised SSARs will be subject to forfeiture if you resign absent a Good Reason Event or are terminated for Cause. Similarly, unvested Restricted Shares and unvested or unexercised SSARs will be subject to 100% accelerated vesting if you resign as a result of a Good Reason Event or are terminated without Cause. In the event your employment is terminated because you resign as a result of a Good Reason Event or are terminated without Cause, the

SSARs forming part of the foregoing grants, to the extent that they are otherwise vested and exercisable at the time of your termination of service, shall terminate at 5:00 p.m. (Eastern time) on the date that is one year after the date of your termination of service. In addition, each grant document will provide that unvested Restricted Shares and unvested or unexercised SSARs will be subject to 100% accelerated vesting at the time a Change in Control (as defined in the LTIP) occurs. The applicable grant documents will otherwise be on terms, and contain such conditions, offered to other similarly situated executive officers of HII.

In the event that your employment is terminated because you resign as a result of a Good Reason Event or are terminated without Cause, in either case prior to July 1, 2015, you will be awarded (a) 40,000 Class A Shares of HII and (b) 30,000 SSARs with a strike price equal to the market closing price on the date your employment is terminated, provided that such SSARs shall terminate at 5:00 p.m. (Eastern time) on the date that is one year after the date of your termination of service.

10.	Withholding. Any payments provided hereunder or under your Employment Agreement shall be subject to applicable withholding.

11.	Governance. In your role as interim Chief Financial Officer HII will look to you to play an integral role in refining and developing our procedures regarding the delegation of authority to members of the senior management team.

Your employment with HII will continue to be “at will,” which means that you or HII may terminate your employment at any time, for any reason or no reason, with or without cause, and with or without prior notice or prior disciplinary action. All terms and conditions of your Employment Agreement not expressly amended or modified hereby shall remain in full force and effect. Without limiting the generality of the foregoing, you acknowledge and agree that a “Good Reason Event” (as defined in your Employment Agreement) will not be triggered if HII decides not to appoint you to the position of Chief Financial Officer.

If you agree with our offer as specified above, please sign and date this letter where indicated below and send it to me via e-mail (mkosloske@hiiquote.com), with a copy to Michael A. Petrizzo, Jr., our General Counsel (mpetrizzo@hiiquote.com).

We hope you find this offer attractive, and look forward to your continuing contributions to the HII team. Please feel free to call or e-mail me if you have any questions.

Very truly yours,

HEALTH INSURANCE INNOVATIONS, INC.

/s/ Michael W. Kosloske

Michael W. Kosloske
Chairman, President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Michael D. Hershberger
Michael D. Hershberger

DATE: March 30, 2015

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